Exhibit 99.1

News Release

Contact:	Greg Smith
Director of Investor Relations and
Corporate Communications
281-556-6200

BPZ Energy Announces Successful Oil Test on CX11-14D Well

September 6, 2007----Houston---BPZ Energy, Inc. (AMEX: BZP) announced today that the first drill stem test (DST 1) was conducted on the CX11-14D well in the Corvina field of offshore Block Z-1 in northwest Peru.  The DST 1 perforated and tested the Upper Zorritos formation at approximately 7,150 feet.  The well tested positive for oil at approximately 1,700 barrels of oil per day (bopd), with no water, using a 5/8 inch choke.

Manolo Zúñiga, President and Chief Executive Officer, commented “The oil test in this well confirms the presence of oil down dip from the CX11-21XD which, as previously announced, tested 5,900 bopd and 60 million cubic feet of gas per day.  The absence of water during this successful test indicates that the oil pool in the Corvina field most likely extends down dip of the CX11-14D.”  Mr. Zúñiga added “we are continuing to test additional zones to prove up other prospective oil and gas sands and are quite pleased that this well proved to be outstanding on its first test.”

The Company will release additional test results in approximately two weeks.

About BPZ Energy, Inc.

Houston based BPZ Energy, Inc. is an oil and gas exploration and production company which has exclusive rights and license agreements for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company is currently executing an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and sales of gas into Ecuador for third-party power generation, in parallel with the development of the Corvina oil discovery and the redevelopment of the Albacora oil field.  The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 27E of the Securities Exchange Act of 1934.  These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.   You can identify these forward-looking statements when you see us using words such as “will”, “expect,” “anticipate,” “estimate,” “likely,” “believes,” “plans” and other similar expressions.   These forward-looking statements involve risks and uncertainties.   Our actual results could differ materially from those anticipated in these forward-looking statements.   Such uncertainties include the success of our project financing effort, including final documentation and execution of debt financing documents with IFC, accuracy of well test results, well refurbishment efforts, successful production of indicated reserves, and the successful management of our capital development project and other normal business risks.   We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.   We caution you not to place undue reliance on those statements.

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